EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST Files Shelf Registration Form With the SEC

MOUNT LAUREL, NJ, May 9, 2014 - inTEST Corporation (NYSE MKT: INTT), an independent designer, manufacturer and marketer of thermal management products and semiconductor automatic test equipment (ATE) interface solutions, today announced that it has filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission ("SEC") for the offering, from time to time, of securities to be issued by the Company. The shelf registration statement is intended to provide the Company with financial flexibility to raise capital from the offering of up to $30 million of common stock, preferred stock, warrants and/or units, conducted in one or more offerings while the shelf registration statement is effective. The specific terms of any particular securities that the Company may offer will be determined at the time of such offering and will be described in a separately filed prospectus supplement at the time of such offering. Any offering under the registration statement will be subject to the requirement that the amount of securities offered and sold during any period of twelve months immediately prior to and including such sale may not exceed one-third of the aggregate market value of the common equity held by non-affiliates of the Company. inTEST Corporation does not have any immediate plans to offer or sell its securities under the shelf registration statement. This registration statement replaces the expiring shelf registration statement that was filed in May 2011 and declared effective on May 16, 2011.

inTEST Corporation expects to use the net proceeds from the sale of the securities to which this prospectus relates for possible acquisitions of businesses, technologies or products that are complementary to our existing businesses or other general corporate purposes, which may include working capital. Pending these uses, the net proceeds may also be temporarily invested in short-term, interest bearing deposit accounts or marketable securities.

The registration statement relating to these securities has been filed with the SEC but has not yet become effective. The information in the registration statement, and the prospectus contained therein, is incomplete and may be changed. The securities referred to in the registration statement may not be sold, nor may offers to buy be accepted, prior to the time that the registration statement becomes effective and a prospectus supplement is filed relating to the particular offering of securities. This press release does not constitute an offer of any securities for sale or a solicitation of an offer to buy.

A copy of the registration statement may be obtained on the SEC's website at www.sec.gov. In addition, when available, copies of the prospectus and any prospectus supplement relating to a particular offering, may be obtained by contacting inTEST Corporation, Attention: Hugh Regan, Jr., 804 East Gate Drive Suite 200, Mount Laurel, NJ 08054, h.regan.jr@intest.com.

About inTEST Corporation

inTEST Corporation is an independent designer, manufacturer and marketer of temperature management products and ATE interface solutions, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. The Company's products are also sold into the automotive, consumer electronics, defense/aerospace, energy and telecommunications industries. Specific products include temperature management systems, manipulator and docking hardware products and customized interface solutions. The Company has established strong relationships with its customers globally, which it supports through a network of local offices. For more information visit www.intest.com.

Contacts:
Hugh T. Regan, Jr.	Laura Guerrant-Oiye, Principal
Treasurer and Chief Financial Officer	Guerrant Associates
inTEST Corporation	lguerrant@guerrantir.com
Tel: 856-505-8999	Tel: 808-882-1467